Exhibit 99.1

Urban Outfitters Reports Record Sales

PHILADELPHIA, PA, February 9, 2012 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, BHLDN, Free People, Terrain and Urban Outfitters brands today announced record net sales for the quarter and year ended January 31, 2012.

For the fourth quarter of fiscal 2012, total company net sales increased 9% over the same quarter last year to $731 million. Comparable retail segment net sales, which include the direct-to-consumer channels, increased 2% for the quarter, while comparable store net sales decreased 1% for the quarter. Comparable retail segment net sales at Urban Outfitters, Free People and Anthropologie increased 3%, 9% and 1%, respectively. Direct-to-consumer comparable net sales increased 14% and wholesale segment net sales rose 3% for the quarter.

For the year ended January 31, 2012, total Company net sales increased to $2.5 billion or 9% over the prior year. Comparable retail segment net sales were flat while comparable store net sales decreased 4%. Direct-to-consumer comparable net sales rose 14% for the year and wholesale segment net sales increased 11%.

“While each brand reported record sales for the fourth quarter, we are most pleased with the progress the teams made on reducing overall inventory levels. Promotional activity was significantly higher than planned but ending inventories were clean, and on a comparable store basis, lower than the prior year,” said Richard Hayne, Chief Executive Officer. “The direct-to-consumer channel remains a highlight with each brand experiencing strong growth during the quarter. We remain especially excited about the opportunities surrounding this channel.”

Net sales by brand and channel for the three and twelve months were as follows:

	Three Months Ended		Twelve Months Ended
	January 31		January 31
	2012	2011	2012	2011
Net sales by brand
Urban Outfitters	$356,769	$321,772	$1,155,293	$1,041,502
Anthropologie	299,198	283,418	1,044,525	1,011,999
Free People	69,864	58,941	250,412	202,493
Other	4,817	4,259	23,571	18,108

Total Company	$730,648	$668,390	$2,473,801	$2,274,102

Net sales by channel
Retail Stores	$532,043	$492,381	$1,835,831	$1,720,002
Direct-to-consumer	166,935	145,282	504,963	433,790

Retail Segment	698,978	637,663	2,340,794	2,153,792

Wholesale Segment	31,670	30,727	133,007	120,310

Total Company	$730,648	$668,390	$2,473,801	$2,274,102

During year ended January 31, 2012, the Company opened a total of 57 new stores including: 21 new Urban Outfitters stores, 15 new Anthropologie stores, 20 new Free People stores and 1 BHLDN store. The Company will release fourth quarter and fiscal year 2012 earnings results on March 12, 2012.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 197 Urban Outfitters stores in the United States, Canada and Europe, catalogs and websites; 168 Anthropologie stores in the United States, Canada and Europe, catalogs and websites; Free People wholesale, which sells its product to approximately 1,400 specialty stores and select department stores; 62 Free People stores, catalogs and websites, 1 Terrain garden center and website and 1 BHLDN store and website as of January 31, 2012.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, and continuation of lowered levels of consumer spending resulting from the continuing worldwide economic downturn, any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, potential difficulty liquidating certain marketable security investments and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806